CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-233255 and 333-268032 on Form S-3 and Registration Statement No. 333-218475 on Form S-8 of Creative Media & Community Trust Corporation of our report dated February 2, 2023 (March 29, 2023, as to Notes 1 and 6), relating to the Combined Statements of Revenues and Certain Expenses of the portfolio of two properties and two land parcels (the “Acquired Properties”) and related notes appearing in this Current Report on Form 8-K dated March 29, 2023.

/s/ Deloitte & Touche LLP

Tempe, Arizona

March 29, 2023